UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2011
FRANKLIN CREDIT HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	26-3104776

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hudson Street Jersey City, New Jersey	07302

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 604-1800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As was previously disclosed by Franklin Credit Holding Corporation (the “Registrant”) in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 as filed with the Securities and Exchange Commission on May 12, 2011, on May 11, 2011, the Registrant and certain of its subsidiaries (together, the “Company”) entered into a term sheet (the “Term Sheet”) with The Huntington National Bank (the “Bank”) to amicably resolve the Bank’s allegation that a default had occurred under the Company’s legacy credit agreement with the Bank and its participating banks, dated as of March 31, 2009, as amended (the “Legacy Credit Agreement”), due to a failure to make certain payments under certain interest rate hedge agreements (the “Interest Rate Swaps”) with the Bank (the “Specified Default”). On May 23, 2011, the Company entered into various agreements implementing the transactions contemplated by the Term Sheet. These agreements are described below.
Settlement Agreement
On May 23, 2011, the Company entered into a settlement agreement with the Bank (in various capacities), a subsidiary of the Bank’s parent, and the Bank’s lending participants covering the surrender and transfer of the Company’s investment in preferred stock and common stock of the Bank’s REIT subsidiary (the “REIT Securities”) held by the Company (and pledged as collateral under the Legacy Credit Agreement) in exchange for:
•	a reduction of the outstanding balance of the Bank’s portion of tranche A debt pursuant to the terms of the Legacy Credit Agreement by an amount equal to $478 million;

•	full satisfaction of indebtedness relating to the Interest Rate Swaps totaling approximately $14.7 million;

•	an amendment to the Legacy Credit Agreement and associated pledge agreement (as described below);

•	a discharge of the limited recourse guarantee of the Registrant under the Legacy Credit Agreement;

•	a waiver of the Specified Default;

•	an amendment to the credit facility of the Registrant and its mortgage servicing subsidiary, Franklin Credit Management Corporation (“FCMC”), dated as of March 2009, as amended (the “Licensing Credit Agreement”) (as described below); and

•	a comprehensive release of claims by the Company in favor of the Bank and its lending participants.

Contemporaneously with the execution of the Settlement Agreement, the Company surrendered the REIT Securities to the Bank and entered into the agreements described below. As result of the Company voluntarily surrendering and transferring to the Bank the REIT Securities, the Company’s principal source of cash flow to meet its obligations with respect to its approximately $778 million of outstanding indebtedness under the Legacy Credit Agreement remaining after the surrender of the REIT Securities will be eliminated, resulting in accrued and unpaid interest being added to the outstanding principal balance of the legacy debt that the Company will be unable to pay at the maturity of the Legacy Credit Agreement on March 31, 2012 (or upon earlier termination under the provisions of the Legacy Credit Agreement).
The Company’s operating losses will increase commencing with the quarter ended September 30, 2011 and in the years 2012 and beyond due to the absence of dividend income on the preferred REIT Securities.
Legacy Credit Agreement
The Legacy Credit Agreement was amended to (1) delete the Registrant as a guarantor, (2) waive the Specified Default, and (3) permit the transfer to the Registrant of assets, amounting principally to approximately $370,000 in cash, of Franklin Credit Loan Servicing LLC (“FCLS”), an inactive limited purpose entity, and the subsequent dissolution or merger of FCLS into the Registrant.
Pledge Agreement
The pledge agreement between the Registrant and the Bank dated March 31, 2009, as amended, which was entered into in connection with the Legacy Credit Agreement (the “Pledge Agreement”), was further amended to release the equity interest in FCLS that had been pledged by the Registrant to the Bank. However, the Registrant shall remain a pledgor, other than with respect to the interests of FCLS, under the Pledge Agreement (which includes a pledge of 100% of the equity interests in all direct and indirect subsidiaries of Registrant other than FCMC).

Limited Recourse Guaranty
The Limited Recourse Guarantee between the Registrant and the Bank dated March 31, 2009, which was entered into in connection with the Legacy Credit Agreement, was released, cancelled and discharged.
Licensing Credit Agreement
The term of the Licensing Credit Agreement between the Registrant and FCMC, on the one hand, and the Bank and its participating lenders, on the other hand, dated March 31, 2009, as amended, was extended to September 30, 2012, and the financial covenant that the Registrant and FCMC maintain a minimum amount of net income before taxes was deleted.
The foregoing summaries are qualified in their entirety by reference to the complete copies of the agreements filed as Exhibits 10.1 through 10.5 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1*
Settlement Agreement, dated May 23, 2011, by and among The Huntington National Bank, the Registrant, Franklin Credit Asset Corporation, Franklin Asset, LLC, each other Borrower listed on the signature pages to the Legacy Credit Agreement or any schedule thereto, and Franklin Credit Management Corporation.

10.2*
Amendment No.3 to Amended and Restated Credit Agreement by and among Franklin Credit Asset Corporation, Tribeca Lending Corp., Franklin Asset, LLC and the Other Borrowers Party thereto as Borrowers, the Financial Institutions Party thereto as Lenders, and The Huntington National Bank, as Administrative Agent, dated May 23, 2011.

10.3*	Second Amendment to Amended and Restated Pledge Agreement, dated May 23, 2011, by and between the Registrant and The Huntington National Bank, as Administrative Agent.

10.4*	Release, Cancellation and Discharge of Limited Recourse Guaranty of Registrant dated May 23, 2011.

10.5*
Amendment No. 4 to the Amended and Restated Credit Agreement (Licensing), dated May 23, 2011, by and among Franklin Credit Management Corporation, the Registrant, the Financial Institutions Party thereto as Lenders, and The Huntington National Bank, as Administrative Agent.

*	Filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Holding Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 27, 2011

FRANKLIN CREDIT HOLDING CORPORATION
By:	/s/ Kevin P. Gildea
	Name:	Kevin P. Gildea
	Title:	Chief Legal Officer and Secretary